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                                                                       EXHIBIT 5
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                                       ASX
                            AUSTRALIAN STOCK EXCHANGE


3 February 1999

Mr Bob Goldie
Solomon Garland Partners
GPO Box 4622
SYDNEY  NSW  2001                                   By facsimile: (02) 9222 3124

Dear Mr Goldie


OZEMAIL LIMITED (the "Company")

I refer to your letter dated 28 January 1999 requesting a waiver from listing rule 7.38.

I am pleased to advise that Australian Stock Exchange Limited has resolved as follows:

"RESOLVED

1. ASX grants OzEmail Limited (the "Company") a waiver from listing rule 7.38 to the extent necessary to permit the Company to amend its 1996 stock option plan without the approval of holders of ordinary securities to make changes to the following effect, on the condition precedent that the terms of the waiver and terms of the amended plan are released to the market.

     1.1 To enable directors to exercise their discretion as Plan administrators to allow unvested outstanding employee options to accelerate if each of the following requirements is satisfied as a condition precedent to the exercise of the discretion:

          (a) an offer for securities is made to all holders of ordinary shares in the Company, all conditions of the offer are satisfied or waived and the offer has closed; and

          (b)  the offeror:

               o tells the Company that it is entitled to proceed to compulsory acquisition;
               o tells the Company that it intends to proceed to compulsory acquisition; and
               o announces to the market that it will proceed to compulsory acquisition.
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     1.2  To enable option holders whose rights to exercise the options have vested to instruct the Plan administrators to do each of the following if an offer for securities is made to all holders of ordinary shares in the Company:

          (a) accept the offer for the ordinary shares issued on exercise of the options; and

          (b) direct the offeror to pay the consideration for the ordinary shares to the Company and apply the consideration to pay the exercise price and taxes payable by the Company in respect of the shares and to pay the balance to the option holder.

2. ASX has only considered listing rule 7.38 and makes no statement regarding the Company's compliance with the other listing rules."

The waiver granted will appear on the public register of listing rule waivers on or shortly after 10 March 1999.

In accordance with listing rule 16.7, an invoice for the amount of $600 will be sent to the Company, representing the fee for processing this waiver application.

If you have any questions in relation to this matter, please do not hesitate to contact me,


Yours sincerely

/s/ David Barnett

David Barnett
LISTINGS OFFICER
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Direct line: (02) 9227 0520